Exhibit 107

Calculation of Filing Fee Tables

Form F-1

Cuprina Holdings (Cayman) Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Fees Previously Paid	Equity	Class A Ordinary Shares, par value US$0.001 per share(1)(2)	Rule 457(o)	4,312,500	$4.50	$19,406,250.00	0.0001476	$2,864.37
	Equity	Representative’s Warrant(2)(3)(4)	Rule 457(g)	-	-	-	-	-
		Class A Ordinary shares underlying Representative’s Warrant(4)	Rule 457(g)	215,625	$5.625	$1,212,890.63	0.0001476	$179.03

	Total Offering Amounts					$20,619,140.63	0.0001476	$3,043.40
	Total Fees Previously Paid							$4,039.70	(5)
	Total Fee Offsets							$-
	Net Fee Due							-

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 (the “Securities Act”), as amended.

(2)	Pursuant to Rule 416 under the Securities Act, as amended, there is also being registered hereby such indeterminate number of additional Class A Ordinary Shares of the Registrant as may be issued or issuable because of share splits, share dividends, or similar transactions.

(3)	No fee required pursuant to Rule 457(g) under the Securities Act.

(4)	Represents Class A Ordinary Shares underlying one or more warrants issuable to the representative of the representative of several underwriters to purchase up to an aggregate of 5% of the Class A Ordinary Shares sold in the offering at an exercise price equal to 125% of the public offering price.

(5)	$4,039.70 of the registration fee was previously paid based on the registration fee rate then in effect at the time of that filing (July 2, 2024), pursuant to Rule 457(o).